UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2013

EPR Properties

(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(Address of principal executive office)(Zip Code)

(816) 472-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 17, 2013, EPR Properties (the “Company”) issued a press release announcing that it had commenced an underwritten public offering of 3,000,000 of its common shares. The Company’s press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

In addition, the Company’s investment spending in its operating segments since June 30, 2013 totals approximately $224.0 million, and includes investments in each of its four reportable operating segments.

•	Entertainment—investment spending since June 30, 2013 totals approximately $76.3 million, and relates primarily to investments in build-to-suit construction of eight megaplex theatres that are subject to long-term triple net leases. Additionally, the Company acquired three megaplex theatres, located in Louisiana and Alabama, which are leased under long-term triple net lease agreements as well as the acquisition of its partner’s interest in the Atlantic EPR I and II joint ventures.

•	Education—investment spending since June 30, 2013 totals approximately $57.9 million, and relates primarily to investments in build-to-suit construction of 15 public charter schools and five early childhood education centers, all of which are subject to long-term triple net leases or long-term mortgage agreements.

•	Recreation—investment spending since June 30, 2013 totals approximately $88.3 million, and relates primarily to the Company’s acquisition of the Camelback Mountain Ski Resort located in Tannersville, Pennsylvania for a purchase price of $69.3 million (further discussed below) and to fundings under the Company’s mortgage notes for improvements at existing ski and waterpark properties. In addition, the Company’s recreation investment spending related to build-to-suit construction of six TopGolf golf entertainment facilities as well as funding improvements at the Company’s ski property located in Maryland.

•	Other—investment spending since June 30, 2013 totals approximately $1.5 million and was related to the land held for development in Sullivan County, New York.

On October 7, 2013, the Company acquired the ski property commonly known as Camelback Mountain Resort, located in the Poconos region of Pennsylvania, for an investment of approximately $69.3 million. The investment consists of an acquisition of 160 acres of skiable terrain with a 30-acre outdoor waterpark and adventure park, 36-lane tubing hill, base lodge, parking, ancillary buildings and land. The property is leased to the operator pursuant to a triple net lease. In addition, the Company has provided a commitment to finance the construction of a 453 room Wilderness Lodge hotel, with an attached 125,000 square foot indoor waterpark, to be located at the base of the mountain. The total project cost for the indoor waterpark hotel is estimated to be approximately $155.0 million, of which the Company will provide up to $110.7 million or approximately 70% of total estimated project costs. The Company’s financing commitment is contingent upon certain conditions, including, but not limited to, governmental approvals, permitting and the tenant/operator investing 100% of their equity requirement into the project prior to any advance from the Company. It is anticipated that the construction of the indoor waterpark hotel will take approximately 24 months to complete, during which the Company’s investment will be structured as a mortgage with an interest rate of 10%. Upon completion of the indoor waterpark hotel, it is expected that this investment will be incorporated into the triple net lease of the ski property described above, which will have an initial term of 20 years from the completion date.

Item 9.01	Financial Statements and Exhibits.

Number	Description

99.1	Press Release dated October 17, 2013 issued by EPR Properties

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Name:	Mark A. Peterson
Title:	Chief Financial Officer, Senior Vice President and Treasurer

Date: October 17, 2013

INDEX TO EXHIBITS

Exhibit	Description

99.1	Press Release dated October 17, 2013 issued by EPR Properties